EXHIBIT 99.1

Heritage Oaks Bancorp Reports First Quarter Results

Declares Quarterly Dividend of $0.06 per Common Share

PASO ROBLES, Calif., April 28, 2016 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (“Heritage Oaks” or the “Company”) (NASDAQ:HEOP), a bank holding company and parent of Heritage Oaks Bank (the “Bank”), reported net income available to common shareholders of $4.0 million, or $0.12 per dilutive common share, for the first quarter of 2016 compared to net income available to common shareholders of $4.1 million, or $0.12 per dilutive common share, for the first quarter of 2015, and net income available to common shareholders of $3.5 million, or $0.10 per dilutive common share for the fourth quarter of 2015.

First Quarter 2016 Highlights

  Gross loans increased by $84.0 million, or 7.0%, to $1.29 billion at March 31, 2016 compared to $1.21 billion at March 31, 2015, and by $44.1 million or 3.5% compared to $1.25 billion at December 31, 2015.  New loan production totaled $117.2 million for the first quarter of 2016.  Loan production increased by 4% compared to the linked quarter.

  Total deposits increased by $122.3 million, or 8.4% to $1.58 billion at March 31, 2016 compared with $1.46 billion a year earlier, and by $17.6 million, or 1.1% during the first quarter of 2016.  Non-interest bearing demand deposits grew by 8.2% during the last year and by 1.8% over the last quarter to $524.0 million, and represent 33.1% of total deposits at March 31, 2016.

  The allowance for loan and lease losses (“ALLL”) as a percentage of gross loans declined from 1.40% at March 31, 2015 to 1.36% at March 31, 2016.  Credit quality remains strong with non-accrual loans representing 0.63% of total gross loans at March 31, 2016, unchanged from the linked quarter, and down from 0.98% at March 31, 2015.  Net recoveries for the first quarter of 2016 were flat compared to the prior quarter at $0.1 million.  Loans delinquent 30 to 89 days declined to $32 thousand at March 31, 2016. There was no provision for loan losses recorded in the first quarter due to relative stability in the credit quality of our loan portfolio.

  Regulatory capital ratios for the Bank at March 31, 2016 were 9.13% for Tier 1 Leverage Capital, 13.05% for Total Risk Based Capital, and 11.80% for Common Equity Tier One Capital to Total Risk Based Capital.

  On April 27th, 2016 the board of directors declared a dividend of $0.06 per common share for shareholders of record as of May 18th, 2016, which is payable to our common shareholders on May 31, 2016.

“We achieved strong loan growth during the first quarter of 2016 which was supported by our new customer interest rate swap product offering,” stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp.  Ms. Lagomarsino continued, “The swap product allows us to offer the long term fixed rate loans that our customers desire, while supporting a better interest rate risk profile for the Bank by converting the loan to a fully variable rate asset on our balance sheet. In addition, the swap product generated over $500 thousand in non-interest income during the first quarter, and we are confident that our customers’ interest in this product will continue.  We were also successful in our efforts to optimize our asset mix profile by increasing our loan to deposit ratio by nearly 2.00% during the first quarter.  This should help stabilize our net interest margin going forward, given the low interest rate environment.”

Net Income Available to Common Shareholders

Net income available to common shareholders for the first quarter of 2016 was $4.0 million, or $0.12 per diluted common share, compared with $4.1 million, or $0.12 per diluted common share, for the first quarter of 2015.  Net income available to common shareholders for the quarter ended December 31, 2015 was $3.5 million, or $0.10 per diluted common share.

Compared to the linked-quarter, non-interest income increased, while non-interest expense declined.  These positive linked-quarter trends were partially offset by a decline in net interest income, and the combined impacts resulted in a $1.0 million increase in pre-tax income.  Compared to the first quarter of 2015, non-interest expense increased, and was partially offset by an increase in non-interest income, resulting in a $0.3 million decline in pre-tax income.

Net Interest Income

Net interest income was $15.6 million, or 3.56% of average earning assets (“net interest margin”), for the first quarter of 2016 compared with $15.5 million, or a 3.92% net interest margin, for the same period a year earlier, and $16.1 million, or a 3.67% net interest margin, for the quarter ended December 31, 2015.  Net interest income increased slightly, compared to the same prior year period, as the increase in average balances offset the decline in yields on interest earning assets.  Net interest income decreased for the quarter ended March 31, 2016 as compared to linked quarter by $0.5 million due primarily to a decrease in loan interest income of $0.5 million attributable to lower loan prepayment related income recorded during the current quarter as compared to the linked quarter.

The net interest margin was 3.56% for the first quarter of 2016 compared to 3.92% for the same prior year period, and 3.67% for the linked quarter ended December 31, 2015. The year-over-year 36 basis point decline in the net interest margin is attributable to both a decline in loan yields, and a shift in asset mix from higher yielding loans to lower yielding investment securities. This shift in asset mix was primarily attributable to strong growth in our average deposit balances over the last year, which outpaced average loan growth and led to growth in average investment securities.

Loan yields declined by 45 basis points to 4.67% for the first quarter of 2016 from 5.12% for the first quarter of 2015.  The decline in loan yields for the current quarter as compared to the first quarter of 2015 was due to the impact of originating new loans at lower yields than our average loan portfolio yield due to the historically low interest rate environment, and to a decline in purchased loan discount accretion.  Purchased loan discount accretion contributed 12 basis points to loan yields during the current quarter, 23 basis points during the linked quarter, and 37 basis points during the first quarter of 2015.  The decline in purchased loan discount accretion for the first quarter of 2016 as compared to the first quarter of 2015 is attributable to a lower level of accelerated loan discount accretion associated with loan pay-offs, and to a gradual decline in scheduled accretion due to loan maturities and pay-offs.

The 11 basis point decline in the net interest margin for the first quarter of 2016, compared to the linked quarter is primarily attributable to a decline in loan yields. Purchased loan discount accretion contributed a greater amount to loan yields in the linked quarter than it did in the first quarter of 2016, due to an increase in accelerated discount accretion attributable to loan pay-offs in the linked quarter. Loan yields were also elevated during the linked quarter due to a greater amount of prepayment fee income received in the prior quarter than in the first quarter of 2016.

The cost of deposits increased by 1 basis point to 0.23% for the first quarter of 2016 compared to the prior quarter, and declined by 2 basis points compared to 0.25% for the first quarter of 2015.  The 1 basis point increase in the cost of deposits for the first quarter of 2016 compared to the linked quarter was due to a decline in the average balance of non-interest bearing demand deposits, as well as to a slight increase in the cost of time deposits and money market deposits.  The 2 basis point decline in the cost of deposits for the first quarter of 2016 compared to the first quarter of 2015 was due to a decline in the average balance and cost of time deposits.

Provision for Loan and Lease Losses

No provisions for loan and lease losses were recorded for the quarter ended March 31, 2016.  The Company has not required a loan and lease loss provision since 2012 due to improvements in the credit quality of the loan portfolio over the past three years.  Annualized net recoveries were 0.04% of average loans outstanding for the quarter ended March 31, 2016, unchanged compared to the same period a year earlier, and annualized net recoveries of 0.05% of average loans outstanding for the linked quarter.

Non-Interest Income

Non-interest income for the first quarter of 2016 was $3.4 million, compared to $2.1 million for the linked quarter, and $3.0 million for the same period a year earlier.  Non-interest income increased by $0.4 million for the current quarter as compared to the same prior year period, primarily due to an increase in customer swap fee income, which is represented by gain on derivative instruments in non-interest income.  Compared to the linked quarter, non-interest income increased by $1.3 million, primarily due to increases in customer swap fee income and the gain on sale of investment securities.

Customer swap fee income is attributable to the new program we rolled out in the latter part of 2015, which allows our commercial loan clients to obtain fixed rate financing through the use of “back-to-back” interest rate swaps.  The Company receives a fee for origination of each swap contract, and retains a variable rate loan as a result of the transaction. Investment securities gains on sale were attributable to on-going portfolio repositioning activities.

Non-Interest Expense

Non-interest expense increased by $0.8 million, or 6.8%, to $12.6 million for the quarter ended March 31, 2016 compared to $11.8 million for the quarter ended March 31, 2015.  Non-interest expense for the first quarter of 2016 decreased by $0.2 million, or 1.2% from $12.8 million for the linked quarter.

The increase in non-interest expense for the first quarter of 2016 as compared to the first quarter a year ago was due to a $0.5 million increase in professional services expense, a $0.2 million increase in write-downs on other real estate owned (“OREO”), and a $0.2 million increase in other expense.  The increase in professional services expense is primarily attributable to a $0.3 million increase in temporary consulting costs attributable to our BSA/AML Program remediation efforts, as well as a $0.2 million increase in audit and tax costs.  The increase in OREO write-downs was due to an increase in the valuation allowance for OREO attributable to the re-valuation, due to re-zoning, of one existing property.  The increase in other expense was attributable to operating losses due to a recent data breach that occurred at another company, and impacted some of our customers.  Our own systems were not breached, however, we were responsible for reimbursing our customers for these losses.

The $0.2 million decrease in non-interest expense during the first quarter of 2016 as compared to the linked quarter was primarily attributable to a $0.6 million decrease in professional services, which was partially offset by increases of $0.2 million in write-downs on OREO, and $0.1 million in salaries and employee benefits costs.  The linked quarter decline in professional services expense is attributable to lower BSA/AML related consulting costs, as well as lower legal costs.  The linked quarter increase in OREO write-downs was attributable to the previously discussed re-valuation of an existing property.  The linked quarter increase in salaries and employee benefits costs was attributable primarily to the reset of payroll tax accruals at the beginning of 2016.

The following table illustrates the components of professional services costs for the periods indicated:

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Professional Services
BSA/AML related costs	$586	$989	$265
Information technology services and consulting	320	329	281
Audit and tax costs	424	272	263
Legal costs	-	395	195
All other costs	556	463	402
Total professional services	$1,886	$2,448	$1,406

Operating Efficiency

The Company’s operating efficiency ratio increased to 65.71% for the first quarter of 2016 as compared to 64.13% for the first quarter of 2015, and decreased from 68.58% for the linked quarter.  Total non-interest expense as a percentage of average assets, another measure of the Company’s efficiency, was 2.68% for the first quarter of 2016 compared to 2.75% for first quarter of 2015, and 2.70% for the quarter ended December 31, 2015.

Income Taxes

Income tax expense was $2.4 million for the quarter ended March 31, 2016 compared with $2.6 million for the same period a year earlier.  For the linked quarter ended December 31, 2015 income tax expense was $1.9 million.  The Company’s effective tax rate for the first quarter of 2016 was 37.77% compared with 39.14% for the same period a year ago, and 35.71% for the quarter ended December 31, 2015.

Balance Sheet

Total assets increased by $136.5 million, or 7.7%, to $1.9 billion at March 31, 2016 compared to March 31, 2015, and by $13.4 million, or 0.7%, compared to December 31, 2015.  Cash and cash equivalents decreased by $21.9 million, or 29.0%, to $53.6 million at March 31, 2016 compared to March 31, 2015, and decreased by $16.3 million, or 23.4%, compared to December 31, 2015.  The decrease in the Company’s cash position over the last year is primarily the result of deployment of cash inflows from new deposits into the loan and investment securities portfolios.

Investment securities increased by $77.2 million or 21.2%, to $441.7 million at March 31, 2016 compared to $364.5 million at March 31, 2015, and decreased by $9.2 million, or 2.0%, compared to $450.9 million at December 31, 2015.  At March 31, 2016, the effective duration of the securities portfolio was 3.00 years.  We currently target a 2.75 to 3.25 year effective duration for the entire securities portfolio.

Total gross loans increased by $84.0 million, or 7.0%, to $1.3 billion at March 31, 2016 compared to March 31, 2015, and by $44.1 million, or 3.5%, compared to December 31, 2015.  New loan production for the held for investment portfolio (“portfolio loans”) was $87.8 million during the quarter ended March 31, 2016, which was $6.3 million more than the prior quarter reflecting a 7.7% increase.  Utilization on lines of credit contributed $11.3 million to first quarter 2016 loan growth.

Total deposits increased by $122.3 million, or 8.4%, to $1.58 billion as of March 31, 2016 from $1.46 billion at March 31, 2015, and by $17.6 million, or 1.1%, from $1.56 billion at December 31, 2015.  Non-interest bearing deposits increased by $9.5 million, or 1.8%, during the first quarter of 2016, and increased by $39.9 million, or 8.2%, since March 31, 2015.  The deposit growth we have achieved over the last year is attributable to our relationship building efforts.  The majority of the growth achieved over the last year came from municipalities, public entities, and our commercial clients.

Total shareholders’ equity was $208.3 million at March 31, 2016, an increase of $6.4 million, or 3.2%, compared to March 31, 2015, and an increase of $1.9 million, or 0.9%, compared to December 31, 2015, due primarily to quarterly earnings, net of shareholder dividend payments and share repurchases.  The change in the unrealized gain in the securities portfolio led to an increase in equity of $1.3 million, and a reduction of $0.4 million during the past quarter, and year, respectively.

Classified assets at March 31, 2016 totaled $43.6 million, and decreased by $1.7 million, or 3.8%, compared to $45.3 million at December 31, 2015, and decreased by $8.0 million, or 15.5%, from $51.6 million at March 31, 2015.  Non-performing assets were $8.3 million at March 31, 2016 compared to $8.1 million at December 31, 2015 representing a $0.2 million, or 1.6%, increase since the prior quarter, and a $4.0 million, or 32.6%, decline since March 31, 2015.  Non-performing assets remain at the lowest level reached in the last several years, at 0.43% of total assets at March 31, 2016, unchanged since December 31, 2015, and down from 0.69% at March 31, 2015.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses (“ALLL”) as a percentage of gross loans declined from 1.40% at March 31, 2015 to 1.36% at March 31, 2016.  The decline in the level of our ALLL as a percentage of gross loans over the last twelve months is due to the relatively stable credit profile of the Company, which is evidenced by its asset quality ratios, as well as a consistent trend of net loan recoveries during that time.

As of March 31, 2016, the portion of the ALLL allocated to MISN acquired loans was $0.3 million or 0.19% of the remaining acquired MISN loan portfolio.  The remaining un-accreted fair market value discount on MISN loans was $5.2 million at March 31, 2016 and represents 3.1% of the remaining balance of MISN loans.

Due to continued heightened concerns regarding the effects of the California drought upon our agribusiness loan customers and related businesses, the Bank has provided a $1.7 million qualitative allocation in its ALLL to address these concerns, which accounts for 9.4% of the total ALLL at March 31, 2016.  Management will continue to monitor the drought as it relates to our agribusiness customers and the local economy.

Regulatory Capital

The Bank’s regulatory capital ratios exceeded the ratios generally required to be considered a “well capitalized” financial institution for regulatory purposes.  The Tier I Leverage Ratios for the Company and the Bank were 9.86%, and 9.13%, respectively, at March 31, 2016 compared with the requirement of 5.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Total Risk-Based Capital Ratios for the Company and the Bank were 13.99%, and 13.05%, respectively, at March 31, 2016 compared with the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes.  The Common Equity Tier 1 Capital Ratio for the Company and the Bank were 12.23%, and 11.80%, respectively, at March 31, 2016 compared with the requirement of 6.5% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The Company’s regulatory capital ratios declined as compared to the linked quarter due primarily to the impact of $2.1 million of quarterly shareholder dividend payments, and due to the Company’s share repurchase program, which resulted in the repurchase of over $1.6 million of the Company’s common stock during the first quarter of 2016.  The Bank’s regulatory capital ratios declined as compared to the linked quarter primarily due to a $10.0 million dividend payment made to the Company by the Bank during the first quarter of 2016.

BSA Consent Order

The Company continued to make progress addressing the issues identified in the BSA Consent Order that we entered into with our regulators in November of 2014.  However, we still have more work to do in order to fully remediate the issues identified in the BSA Consent Order.

Conference Call

The Company will host a conference call to discuss the first quarter 2016 results at 8:00 a.m. PST on April 29, 2016.  Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 78951937, or via on-demand webcast.  A link to the webcast will be available on Heritage Oaks Bancorp’s website at www.heritageoaksbancorp.com.  A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.  By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 on or before May 15, 2016.  Once filed, this report can be accessed at the U.S. Securities and Exchange Commission’s website www.sec.gov.  Shortly after filing, it is also available free of charge at the Company’s website www.heritageoaksbancorp.com or by contacting Jason Castle, Chief Financial Officer.  By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp and Heritage Oaks Bank

With $1.9 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank.  Heritage Oaks Bank operates two branch offices each in Paso Robles and San Luis Obispo; single branch offices in Atascadero, Templeton, Cambria, Morro Bay, Arroyo Grande, Santa Maria, Goleta and Santa Barbara; as well as a single loan production office in Ventura/Oxnard.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo, Santa Barbara, and Ventura counties. Visit Heritage Oaks Bank on the Web at www.heritageoaksbank.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are “forward looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “will likely result,” “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of these words and similar expressions are intended to help identify forward-looking statements. Forward looking statements are based on the Company’s current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions, which expectations and assumptions could prove wrong. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company’s actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: renewed softness in the overall economy, including the California real estate market; the effect of the current low interest rate environment or changes in interest rates on our net interest margin; changes in the Company’s business strategy or development plans; our ability to  attract and retain qualified employees; a failure or breach of our operational security systems or infrastructure or those of our customers, our third party vendors or other service providers, including as a result of a cyber-attack; any compromise in the secured transmission of personal, financial and/or confidential information over public networks; environmental conditions, including the prolonged drought in California, natural disasters such as earthquakes, landslides, and wildfires that may disrupt business, impede operations, or negatively impact the ability of certain borrowers to repay their loans and/or the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank’s operations; and the possibility that any expansionary activities will be impeded while the FDIC’s and CA DBO’s joint BSA Consent Order remains outstanding, and that we will be unable to comply with the requirements set forth in the BSA Consent Order, which could result in restrictions on our operations.

Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2016.

Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

The Company provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional non-GAAP measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan and lease losses, investment securities gains or losses, gain on extinguishment of debt, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude merger, restructure and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude merger, restructure and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands, except per share data)
Assets
Cash and due from banks	$14,804	$15,610	$14,743
Interest earning deposits in other banks	38,771	54,313	60,735
Total cash and cash equivalents	53,575	69,923	75,478
Investment securities available for sale, at fair value	441,705	450,935	364,498
Loans held for sale, at lower of cost or fair value	6,560	9,755	9,493
Gross loans held for investment	1,291,346	1,247,280	1,207,319
Net deferred loan fees	(1,160)	(1,132)	(1,221)
Allowance for loan and lease losses	(17,565)	(17,452)	(16,913)
Net loans held for investment	1,272,621	1,228,696	1,189,185
Premises and equipment, net	36,843	37,342	38,107
Bank-owned life insurance	33,069	32,850	24,871
Goodwill	24,885	24,885	24,885
Deferred tax assets, net	18,715	21,272	22,508
Federal Home Loan Bank stock	7,853	7,853	7,853
Other intangible assets	4,055	4,298	5,085
Premises held for sale	-	-	1,840
Other assets	13,239	11,930	12,791
Total assets	$1,913,120	$1,899,739	$1,776,594

Liabilities
Deposits
Non-interest bearing deposits	$524,025	$514,559	$484,106
Interest bearing deposits	1,058,564	1,050,402	976,162
Total deposits	1,582,589	1,564,961	1,460,268
Short term FHLB borrowing	29,500	38,500	10,500
Long term FHLB borrowing	73,512	65,021	83,054
Junior subordinated debentures	10,485	10,438	13,286
Other liabilities	8,704	14,385	7,543
Total liabilities	1,704,790	1,693,305	1,574,651

Shareholders' Equity
Preferred stock, 5,000,000 shares authorized:
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 0 shares at March 31, 2016, December 31, 2015, and 348,697 shares at March 31, 2015, respectively	-	-	1,056
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 34,129,425, 34,353,014 and 33,950,518 shares as of
March 31, 2016, December 31, 2015, and March 31, 2015, respectively	163,923	165,517	164,271
Additional paid in capital	8,460	8,251	7,252
Retained earnings	34,134	32,200	27,128
Accumulated other comprehensive income	1,813	466	2,236
Total shareholders' equity	208,330	206,434	201,943
Total liabilities and shareholders' equity	$1,913,120	$1,899,739	$1,776,594

Book value per common share	$6.10	$6.01	$5.92

Tangible book value per common share	$5.26	$5.16	$5.03

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$14,615	$15,145	$15,088
Investment securities	2,200	2,118	1,667
Other interest-earning assets	200	201	173
Total interest income	17,015	17,464	16,928
Interest Expense
Deposits	879	867	889
Other borrowings	518	474	541
Total interest expense	1,397	1,341	1,430
Net interest income before provision for loan and lease losses	15,618	16,123	15,498
Provision for loan and lease losses	-	-	-
Net interest income after provision for loan and lease losses	15,618	16,123	15,498
Non-Interest Income
Fees and service charges	1,287	1,210	1,207
Gain on sale of investment securities	551	-	505
Gain on derivative instruments	532	-	-
Net gain on sale of mortgage loans	458	325	386
Earnings on BOLI	287	215	211
Other mortgage fee income	91	104	138
Other income	201	207	554
Total non-interest income	3,407	2,061	3,001
Non-Interest Expense
Salaries and employee benefits	6,318	6,171	6,259
Professional services	1,886	2,448	1,406
Occupancy and equipment	1,627	1,659	1,587
Information technology	600	545	601
Regulatory assessments	310	317	297
Sales and marketing	244	165	317
Amortization of intangible assets	243	262	262
OREO Write-downs	217	-	-
Loan department expense	213	223	286
Communication costs	125	127	141
Other expense	838	857	657
Total non-interest expense	12,621	12,774	11,813
Income before income taxes	6,404	5,410	6,686
Income tax expense	2,419	1,932	2,617
Net income	$3,985	$3,478	$4,069

Weighted Average Shares Outstanding
Basic	34,096,379	34,186,007	34,107,168
Diluted	34,204,457	34,326,702	34,266,482
Earnings Per Common Share
Basic	$0.12	$0.10	$0.12
Diluted	$0.12	$0.10	$0.12
Dividends Declared Per Common Share	$0.06	$0.06	$0.05

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
Profitability / Performance Ratios
Net interest margin	3.56%	3.67%	3.92%
Return on average equity	7.66%	6.67%	8.26%
Return on average common equity	7.66%	6.67%	8.30%
Return on average tangible common equity	8.90%	7.77%	9.79%
Return on average assets	0.85%	0.73%	0.95%
Non-interest income to total net revenue	17.91%	11.33%	16.22%
Yield on interest earning assets	3.88%	3.98%	4.28%
Cost of interest bearing liabilities	0.48%	0.47%	0.54%
Cost of funds	0.34%	0.32%	0.38%
Operating efficiency ratio (1)	65.71%	68.58%	64.13%
Non-interest expense to average assets, annualized	2.68%	2.70%	2.75%
Gross loans to total deposits	81.60%	79.70%	82.68%

Asset Quality Ratios
Non-performing loans to total gross loans	0.63%	0.63%	0.98%
Non-performing loans to equity	3.92%	3.79%	5.87%
Non-performing assets to total assets	0.43%	0.43%	0.69%
Allowance for loan and lease losses to total gross loans	1.36%	1.40%	1.40%
Net recoveries to average loans outstanding, annualized	-0.04%	-0.05%	-0.04%
Classified assets to Tier I + ALLL	21.70%	22.68%	26.63%
30-89 day delinquency rate	0.00%	0.02%	0.10%

Capital Ratios
Company
Common Equity Tier I Capital Ratio	12.23%	12.61%	12.50%
Leverage ratio	9.86%	9.90%	10.38%
Tier I Risk-Based Capital Ratio	12.74%	13.01%	13.12%
Total Risk-Based Capital Ratio	13.99%	14.26%	14.36%
Bank
Common Equity Tier I Capital Ratio	11.80%	12.48%	12.65%
Leverage ratio	9.13%	9.50%	10.01%
Tier I Risk-Based Capital Ratio	11.80%	12.48%	12.65%
Total Risk-Based Capital Ratio	13.05%	13.74%	13.90%

(1) The efficiency ratio is defined as total non-interest expense as a percentage of the combined: net interest income, non-interest income, excluding gains and losses on the sale of securities, gains and losses on the sale of other real estate owned (“OREO”), write-downs on OREO, OREO related costs, gains and losses on the sale of fixed assets, gains on extinguishment of debt, and amortization of intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	3/31/2016			12/31/2015			3/31/2015
	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense	Balance	Yield / Rate (4)	Income / Expense
	(dollars in thousands)
Interest Earning Assets
Loans (1) (2)	$1,258,180	4.67%	$14,615	$1,221,144	4.92%	$15,145	$1,195,265	5.12%	$15,088
Investment securities	448,723	1.97%	2,200	444,644	1.89%	2,118	353,222	1.91%	1,667
Interest earning deposits in other banks	46,342	0.31%	36	67,231	0.24%	40	47,209	0.18%	21
Other investments	9,739	6.77%	164	9,739	6.56%	161	9,739	6.33%	152
Total earning assets	1,762,984	3.88%	17,015	1,742,758	3.98%	17,464	1,605,435	4.28%	16,928
Allowance for loan and lease losses	(17,513)			(17,451)			(16,861)
Other assets	149,211			152,605			151,912
Total assets	$1,894,682			$1,877,912			$1,740,486

Interest Bearing Liabilities
Money market	$568,497	0.28%	$392	$552,791	0.27%	$377	$464,076	0.28%	$318
Time deposits	243,940	0.70%	426	249,133	0.68%	430	278,645	0.75%	517
Interest bearing demand	126,373	0.11%	34	123,529	0.11%	33	115,928	0.11%	31
Savings	110,244	0.10%	27	107,049	0.10%	27	94,557	0.10%	23
Total interest bearing deposits	1,049,054	0.34%	879	1,032,502	0.33%	867	953,206	0.38%	889
Federal Home Loan Bank borrowing	111,913	1.38%	384	81,204	1.70%	347	100,034	1.62%	400
Junior subordinated debentures	10,455	5.08%	132	10,407	4.84%	127	13,252	4.32%	141
Other borrowed funds	220	3.66%	2	-	0.00%	-	-	0.00%	-
Federal funds purchased	-	0.00%	-	33	0.90%	-	-	0.00%	-
Total borrowed funds	122,588	1.70%	518	91,644	2.05%	474	113,286	1.94%	541
Total interest bearing liabilities	1,171,642	0.48%	1,397	1,124,146	0.47%	1,341	1,066,492	0.54%	1,430
Non interest bearing demand	503,953			537,364			464,455
Total funding	1,675,595	0.34%	1,397	1,661,510	0.32%	1,341	1,530,947	0.38%	1,430
Other liabilities	9,954			9,556			9,732
Total liabilities	1,685,549			1,671,066			1,540,679

Shareholders' Equity
Total shareholders' equity	209,133			206,846			199,807
Total liabilities and shareholders' equity	$1,894,682			$1,877,912			$1,740,486

Net interest margin (3)		3.56%	$15,618		3.67%	$16,123		3.92%	$15,498

Interest rate spread		3.40%			3.51%			3.74%

Cost of deposits		0.23%			0.22%			0.25%

(1) Non-accrual loans have been included in total loans.
(2) Interest income includes fees on loans.
(3) Net interest margin represents net interest income as a percentage of average interest earning assets.
(4) Annualized using actual number of days during the period.

Heritage Oaks Bancorp
Loans and Deposits

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Loans
Real Estate Secured
Commercial	$605,242	$579,244	$575,536
Residential 1 to 4 family	171,035	165,829	143,490
Farmland	129,787	120,566	108,779
Multi-family residential	81,807	79,381	77,684
Construction and land	32,984	35,669	47,620
Home equity lines of credit	29,738	31,387	35,928
Total real estate secured	1,050,593	1,012,076	989,037
Commercial
Commercial and industrial	169,366	164,808	146,912
Agriculture	65,946	64,363	64,150
Other	-	-	5
Total commercial	235,312	229,171	211,067
Consumer	5,441	6,033	7,215
Total loans held for investment	1,291,346	1,247,280	1,207,319
Deferred loan fees	(1,160)	(1,132)	(1,221)
Allowance for loan and lease losses	(17,565)	(17,452)	(16,913)
Total net loans held for investment	$1,272,621	$1,228,696	$1,189,185
Loans held for sale	$6,560	$9,755	$9,493

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Deposits
Non-interest bearing deposits	$524,025	$514,559	$484,106
Interest bearing deposits:
Money market deposits	579,113	565,060	490,986
Time deposits	240,245	245,742	272,055
NOW accounts	127,731	129,254	118,094
Other savings deposits	111,475	110,346	95,027
Total deposits	$1,582,589	$1,564,961	$1,460,268

Heritage Oaks Bancorp
Allowance for Loan and Lease Losses, Non-Performing and Classified Assets

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Allowance for Loan and Lease Losses
Balance, beginning of period	$17,452	$17,296	$16,802
Provision for loan and lease losses	-	-	-
Charge-offs:
Commercial and industrial	8	-	-
Consumer	2	1	-
Residential 1 to 4 family	-	82	-
Commercial real estate	-	81	-
Agriculture	-	3	-
Home equity lines of credit	-	-	39
Construction and land	-	-	34
Total charge-offs	10	167	73
Recoveries of loans previously charged-off	123	323	184
Balance, end of period	$17,565	$17,452	$16,913

Net recoveries	$(113)	$(156)	$(111)

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Non-Performing Assets
Loans on non-accrual status:
Construction and land	$4,264	$3,968	$4,939
Commercial and industrial	1,745	1,630	3,495
Commercial real estate	1,620	1,940	2,052
Agriculture	384	-	627
Farmland	80	83	-
Home equity lines of credit	46	84	46
Consumer	31	33	43
Residential 1 to 4 family	-	80	645
Total non-accruing loans	8,170	7,818	11,847
Other real estate owned (OREO)	111	328	433
Total non-performing assets	$8,281	$8,146	$12,280

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Classified Assets
Loans	$43,444	$44,950	$51,139
Other real estate owned (OREO)	111	328	433
Non-investment grade securities	-	-	-
Total classified assets	$43,555	$45,278	$51,572

Classified assets to Tier I + ALLL	21.70%	22.68%	26.63%

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Returns to		Balance
	December 31,		Net	Accrual		March 31,
	2015	Additions	Paydowns	Status	Charge-offs	2016
	(dollars in thousands)
Real Estate Secured
Construction and land	$3,968	$349	$(53)	$-	$-	$4,264
Commercial	1,940	-	(30)	(290)	-	1,620
Farmland	83	-	(3)	-	-	80
Home equity lines of credit	84	-	-	(38)	-	46
Residential 1 to 4 family	80	-	(3)	(77)	-	-
Commercial
Commercial and industrial	1,630	1,248	(147)	(978)	(8)	1,745
Agriculture	-	400	(16)	-	-	384
Consumer	33	2	(2)	-	(2)	31
Total	$7,818	$1,999	$(254)	$(1,383)	$(10)	$8,170

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	For the Three Months Ended
	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
GAAP net income	$3,985	$3,478	$4,069
Adjusted for:
Income tax expense	2,419	1,932	2,617
(Gain) on sale of investment securities	(551)	-	(505)
Merger, restructure and integration	2	(10)	32
Non-GAAP earnings before income taxes, gains on sale of
investment securities, gains on extinguishment of debt, and
merger, restructure and integration costs	$5,855	$5,400	$6,213

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Non-interest expense	$12,621	$12,774	$11,813
Less: Merger, restructure and integration	(2)	10	(32)
Adjusted non-interest expense	12,619	12,784	11,781
Total average assets	1,894,682	1,877,912	1,740,486
Non-interest expense to average assets
less merger, restructure and integration costs	2.68%	2.70%	2.75%

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Non-interest expense	$12,621	$12,774	$11,813
Less: OREO related costs and writedowns	(238)	(31)	(11)
Less: Amortization of CDI	(243)	(262)	(262)
Less: Merger, restructure and integration	(2)	10	(32)
Adjusted non-interest expense	12,138	12,491	11,508
Net interest income	15,618	16,123	15,498
Non-interest income	3,407	2,061	3,001
Less: net (gains) losses	(551)	14	(505)
Operating efficiency less merger, restructure and
integration costs	65.70%	68.64%	63.95%

	3/31/2016	12/31/2015	3/31/2015
	(dollars in thousands)
Total shareholders' equity	$208,330	$206,434	$201,943
Less: Series C Preferred Stock	-	-	(1,056)
Less: Intangibles	(28,940)	(29,183)	(29,970)
Tangible common equity	$179,390	$177,251	$170,917
Tangible common book value per share	$5.26	$5.16	$5.03

Contacts

Simone Lagomarsino, President & Chief Executive Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5260
slagomarsino@heritageoaksbank.com

Jason Castle, Executive Vice President & Chief Financial Officer
1222 Vine Street
Paso Robles, California 93446
805.369.5294
jcastle@heritageoaksbank.com